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                                  EXHIBIT 99.1

NEWS RELEASE
FOR IMMEDIATE RELEASE

INVESTOR CONTACTS                                MEDIA/ENTERTAINMENT CONTACT
Brad Krassner                                    Michael Rosenberg
Chief Executive Officer                          (760) 776-5500
(305) 532-1566                                   (760) 776-5575 (fax)
(305) 532-4014 (fax)

Frank N. Hawkins, Jr.
(305) 852-2383
(305) 852-2378 (fax)
info@hawkassociates.com (E-mail)
http://www.hawkassociates.com

         MAGICWORKS ENTERTAINMENT ACQUIRES MARCO ENTERTAINMENT, WORLD'S
                           PREMIER FIGURE SKATING FIRM

         MIAMI BEACH, Fla., June 8, 1998 --- Magicworks Entertainment Incorporated (Amex: MJK) today announced that it has acquired the largest independent figure skating management firm in the world, MARCO Entertainment, Inc. of Palm Desert, California. The purchase price was not disclosed. In addition, Michael Rosenberg, MARCO president and CEO, joins Magicworks as head of its winter sports division.

         Rosenberg is the senior manager/agent in the ice skating world, having begun his career representing Dorothy Hamill eighteen years ago. He has managed the skating careers of over 20 Olympic or World gold medalists including Hamill, Oksana Baiul, Linda Fratianne, Viktor Petrenko and Pasha Grishuk/Evgeny Platov. The firm currently represents 53 champion skaters from eight different countries. MARCO reported pre-tax client earnings of over $5 million in 1997 and commissions and/or tour profits in excess of $1 million. The company produces the annual Elvis Stojko tour in Canada, as well as several made-for-television skating events. Present headline stars include U.S. champion Rudy Galindo, French Olympic medalists Marina Anissina and Gwendal Peizerat, U.S. legends Tai Babilonia and Randy Gardner, French sensation Surya Bonaly, five-time U.S. champions Elizabeth Punsalan and Jerod Swallow and Canadian sweetheart Elizabeth Manley.

         Rosenberg, 55, has garnered several TV award nominations in both the U.S. and Canada for the production of skating specials, including the Tai Babilonia movie-of-the-week, "The World Cup of Figure Skating" and Elizabeth Manley variety specials in Canada.

         MARCO celebrated its 20th anniversary in 1997 and has represented during that tenure such diverse stars as singers Peggy Lee and Johnny Rivers, Hall of Fame football coach George Allen and PGA golfer Wayne Levi. Rosenberg also produced the Budweiser Superfest concert series staring Stevie Wonder, Aretha Franklin and Smokey Robinson.

         Formerly the head of marketing of Ringling Bros. and Barnum & Bailey Circus and the Bicentennial American Freedom Train Foundation, Rosenberg is a highly decorated veteran of the Vietnam War, where he served in the Air Force during the period 1968-69.















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         "This is the opportunity of a lifetime to combine resources with a spectacular young company like Magicworks Entertainment," Rosenberg said. "Their expertise in the production of live entertainment events such as Broadway theatricals, concert tours, family shows, ice skating shows and other live entertainment and sports events will provide our skating champions with unlimited and exciting opportunities."

         Brad Krassner, Co-Chairman and CEO of Magicworks Entertainment said, "Consistent with our strategic plan, the addition of Michael Rosenberg and the MARCO organization is the first of several anticipated acquisitions that will allow us to leverage our expertise in promoting and producing live entertainment into the world of sports. Michael is one of the most creative and accomplished agents in sports today. His relationships in the world of figure skating and his understanding and knowledge of the business will be extremely valuable in helping us to further build our company."

         Lee Marshall, President and COO of Magicworks Entertainment added, "Michael Rosenberg is one of the most respected individuals in the figure skating community. The synergies that exist between his relationships and our core business of producing will lead to many wonderful opportunities to create new and exciting figure skating events for both touring and television. We are very excited to have Michael as a member of the Magicworks term."

         Magicworks Entertainment Incorporated is a vertically integrated live entertainment production, promotion and talent management company. Magicworks specializes in the production and promotion of live entertainment events such as theatrical shows, musical concerts, ice skating shows and other forms of live entertainment. The company also books various performers and shows and merchandises a broad range of products associated with its own productions and performers as well as other third party projects. A sampling of Magicworks' current production and promotions roster includes "David Cooperfield's `Dreams and Nightmares'," "Riverdance," "Evita," "The Gin Game" staring Julie Harris and Charles Durning, "Cabaret," "Victor, Victoria" staring Toni Tenille, the European tour of "Lord of the Dance" and the upcoming Janet Jackson "Velvet Rope Tour." Magicworks is also a co-producer of the hit musical "Jekyll & Hyde," which has garnered four Tony Award nominations, three Drama Desk nominations and six Outer Critics Circle Award nominations including Best Musical. Magicworks' past production roster includes such hits as "Jesus Christ Superstar," "Hello Dolly!" starring Carol Channing, "Ain't Misbehavin" staring the Pointer Sisters, the 1997 reunion tour of Fleetwood Mac and "Nutcracker on Ice."

         Magicworks is headquartered in Miami Beach, Florida and Cleveland, Ohio, with offices in New York City, Salt Lake City, Dallas, Atlanta and Hong Kong.

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         Copies of MJK press releases, SEC filing, current price quotes and other valuable information for investors may be found on the website http://www.hawkassociates.com.